Exhibit 107

CALCULATION OF REGISTRATION FEES PURSUANT TO RULE 457(U)

1. Name and address of issuer:	GraniteShares Gold Trust
205 Hudson Street
7th Floor
New York. NY 10013

2. Name of securities:	GraniteShares Gold Shares

3. Securities Act File Number	333-263774

4. Last day of fiscal year for which this prospectus is filed:	June 30, 2022[1]

[1] Aggerate purchase and redemption prices set forth herein reflect the period between April 25, 2022 (the first day that the registrant began selling shares on its current registration statement) and June 30, 2022 (the registrant’s fiscal year end)

5. Calculation of registration fee:
(i)	Aggregate sale price of securities sold during the fiscal year pursuant to Rule 456(d):		$ 33,082,848.71

(ii)	Aggregate price of securities redeemed or repurchased during the fiscal year:	$ (14,494,813.34)

(iii)	Aggregate price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not previously used to reduce registration fees payable to the Commission	$ -

(iv)	Total available redemption credits [add Items 5(ii) and 5(iii)]:		$ 14,494,813.34

(v)	Net sales – if Item 5(i) is greater than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:		$ 18,588,035.37

(vi)	Redemption credits available for use in future years — if Item 5(i) is less than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:	$ -

(vii)	Multiplier for determining registration fee:		x0.0001102

(viii)	Registration fee due [multiply Item 5(v) by Item 5(vii)]:		$ 2048.40

6. Credit for Previously Paid Registration Fees
(i)	Pursuant to Rule 457(p) under the Securities Act, when registration fees become due under Rule 456(d), the registration fee for the Shares will be partially offset by the registration fee associated with unsold securities registered pursuant to that certain registration statements on Form S-1 (File No. 333-225431) filed by the Trust on June 08, 2018 and on Form S-3 (File No. 333-230462) filed by the Trust on June 08, 2018 (the “Prior Registration Statements”). A registration fee of $188,731.88 was paid in connection with the registrations pursuant to the Prior Registration Statements of 119,0000,000 Shares, of which 44,300,000 remained unsold as of market close on April 25, 2022, and for which a filing fee of $69,086.47 was previously paid with respect to the unsold Shares. As a result, the following amount will be applied to partially offset filing fees due under Rule 456(d) as they become due:	$ 69,086.47

(ii)	Previously paid registration fee credits available for use in future years – if Item 6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:	$ 68,881.63

7. Interest due pursuant to Rule 456(d)(5) – if this supplement is being filed more than 90 days after the end of the issuer’s fiscal year:[2]			+$ 10.33

[2] Amount of credits available for use in future years established under Item 6(ii) are reduced by the interest amount calculated under Item 7

8. Total of the amount of the registration fee due plus any interest due:			=$ -